EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of September 2, 2009 (the “Effective Date”), is made by and between GenSpera, Inc., a Delaware corporation (the “Company”), and Craig Dionne (“Executive”).  This Agreement is intended to confirm the understanding and set forth the agreement between the Company and Executive with respect to Executive’s employment by the Company.  In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive hereby agree as follows:

1.	Employment & Directorship.

(a)           Title and Duties.  Subject to the terms and conditions of this Agreement, the Company will employ Executive, and Executive will be employed by the Company, as Chairman and Chief Executive Officer (“CEO”), reporting to the Board of Directors of the Company (the “Board”).  Executive will have the responsibilities, duties and authority commensurate with said position.  Executive will also perform such other services of an executive nature for the Company as may be reasonably assigned to Executive from time to time by the Board.

(b)           Devotion to Duties.  For so long as Executive is employed hereunder, Executive will devote substantially all of Executive’s business time and energies to the business and affairs of the Company;  provided that nothing contained in this Section 1(b) will be deemed to prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation, the right to make passive investments in the securities of (i) any entity which Executive does not control, directly or indirectly, and which does not compete with the Company, or (ii) any publicly held entity (other than the Company or its related entities) so long as Executive’s aggregate direct and indirect interest does not exceed four and 99/100 percent (4.99%) of the issued and outstanding securities of any class of securities of such publicly held entity.  Except as set forth on Exhibit A hereto, Executive represents that Executive is not currently a director (or similar position) of any other entity and is not employed by or providing consulting services to any other person or entity, and Executive agrees to refrain from undertaking any such position or engagement without the prior approval of the Board, which approval shall not be unreasonably withheld.  Executive may continue to serve as a director for the entities listed on Exhibit A  provided that such service does not create any conflicts, ethical or otherwise, with Executive’s responsibilities to the Company and further provided that Executive’s time commitments do not unreasonably interfere with his fulfillment of his responsibilities hereunder, as determined by the Board or its designated committee thereof.  Executives affiliation with the entities listed on Exhibit A are subject to periodic review by the Board or its designated committee for purpose of compliance with the preceding sentence.

(c)           Directorship. In the event that Executive is elected to serve on the Company’s Board, the Executive agrees to accept election, as director of the Company, without any compensation therefore other than as specified in this Agreement.

2.	Term of Agreement; Termination of Employment.

(a)           Term of Agreement.  The term of this Agreement shall commence on the Effective Date and shall continue in effect for five (5) years; provided however, that commencing on the fifth anniversary of the Effective Date and continuing each anniversary thereafter, the Term shall automatically be extended for one (1) additional year unless, not later than three (3) months before the conclusion of the Term, the Company or the Executive shall have given notice not to extend the Term.  Such notice or such termination of this Agreement shall not on its own have the effect of terminating Executive’s employment, nor shall it constitute Cause (as defined below).  The duration of this Agreement is referred to as the “Term.”

(b)           Termination of Employment. Subject to the provisions of Section 4, either the Executive or the Company may terminate the employment relationship at any time for any reason.  Notwithstanding anything else contained in this Agreement, Executive’s employment during the Term will terminate upon the earliest to occur of the following:

(i)              Death.  Immediately upon Executive’s death;

(ii)             Termination by the Company.

(A)          If because of Disability (as defined below), then upon written notice by the Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice;

(B)           If for Cause (as defined below), then upon written notice by the Company to Executive that states that Executive’s employment is being terminated for Cause and sets forth the specific alleged Cause for termination and the factual basis supporting the alleged Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Board; or

(C)           If without Cause (i.e., for reasons other than Sections 2(b)(ii)(A) or (B)), then upon written notice by the Company to Executive that Executive’s employment is being terminated without Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Board; or

(iii)            Termination by Executive.

(A)              If for Good Reason (as defined below), then upon written notice by Executive to the Company that states that Executive is terminating Executive’s employment for Good Reason and sets forth the specific alleged Good Reason for termination and the factual basis supporting the alleged Good Reason, such termination shall be effective on the date of such notice; or

(B)               If without Good Reason, then upon written notice by Executive to the Company that Executive is terminating Executive’s employment, which termination shall be effective, at Executive’s election, not less than thirty (30) days and not more than sixty (60) days after the date of such notice; provided  that the Executive may request a shorter period subject to Board approval; and further provided  that the Board may choose to accept Executive’s resignation effective as of an earlier date.

Notwithstanding anything in this Section 2(b), the Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder if such Cause exists.

(c)           Definition of “Disability”.  For purposes of this Agreement, “Disability” shall mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.  Whether the Executive has a Disability will be determined by a majority of the Board based on evidence provided by one or more physicians selected by the Board and approved by Executive, which approval shall not be unreasonably withheld.

(d)           Definition of “Cause”.  For purposes of this Agreement, “Cause” shall mean that Executive has:

          (i)           intentionally committed an unlawful act or omission in the performance of Executives duties that materially harms the Company;

(ii)          been grossly negligent in the performance of Executive’s duties to the Company;

(iii)         willfully failed or refused to follow the lawful and proper directives of the Board;

(iv)         been convicted of, or pleaded guilty or nolo contendre, to a felony;

(v)          committed an act involving moral turpitude;

(vi)         committed an act relating to the Company involving, in the good faith judgment of the Board, material fraud or theft resulting in material harm to the Company;

(vii)        breached any material provision of this Agreement or any nondisclosure or non-competition agreement (including the Proprietary Information, Inventions, and Competition Agreement attached here as Exhibit B ), between Executive and the Company, as all of the foregoing may be amended prospectively from time to time; or

(viii)       breached a material provision of any code of conduct or ethics policy in effect at the Company, as all of the foregoing may be amended prospectively from time to time.

(e)         Definition of “Good Reason”.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s consent:  (i) a change in the principal location at which the Executive performs his duties for the Company to a new location that is at least forty (40) miles from the prior location without Executives consent; (ii) a material change in the Executive’s authority, functions, duties or responsibilities as Chief Executive Officer of the Company, which would cause his position with the Company to become of less responsibility, importance or scope than his position on the date of this Agreement, provided, however, that such material change is not in connection with the termination of the Executive’s employment by the Company for Cause or death or Disability and further provided that it shall not be considered a material change if the Company becomes a subsidiary of another entity and Executive continues to hold the position of Chief Executive Officer in the subsidiary; (iii) a reduction in the Executives annual base salary or (iv) a reduction in Executive’s Target Annual Bonus as compared to the Target Annual Bonus set for the previous fiscal year.

(f)           Board Membership.  Upon termination of Executive’s employment for any reason, if so requested by a majority of the Board, Executive shall immediately resign in writing as a director of the Company.

3.                 Compensation.

(a)           Base Salary.  While Executive is employed hereunder, the Company will pay Executive a base salary at the gross annualized rate of $240,000.00 (the “Base Salary”), paid in accordance with the Company’s usual payroll practices.  The Base Salary will be subject to review annually or on such periodic basis (no less than annually) as the Company reviews the compensation of the Company’s other senior executives and may be adjusted upwards in the sole discretion of the Board or its designee.  The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(b)           Annual Bonus.  Executive may be eligible to earn an Annual Bonus relating to each fiscal year, based on the achievement of individual and Company written goals established on an annual basis by the Board within thirty (30) days of the beginning of the fiscal year.  Such goals may include minimum working capital or other financial requirements as a condition to receiving the Annual Bonus.  The applicable bonus amount shall be determined at such time as the Board establishes the written goals for each applicable year (“Target Annual Bonus”).  Any awarded Annual Bonus shall be paid within 2 ½ months of the year to which it relates.  Notwithstanding the forgoing, Executive acknowledges that the bonus may be comprised of cash and non-cash compensation as determined at the sole discretion of the Board or its designee.

(c)         Discretionary Bonus. At the sole discretion of the Board, the Executive shall be eligible to receive an annual discretionary bonus (the “Discretionary Bonus”) based upon his performance during the prior year.  Any awarded Discretionary Bonus shall be paid within 2 ½ months of being granted.  Notwithstanding the forgoing, Executive acknowledges that the bonus may be comprised of cash or non-cash compensation as determined at the sole discretion of the Board or its designee.

(d)             Stock Option Grants. The Company shall grant Executive the  stock options as provided for on Exhibit C  (“Options”).   In connection with such grants, the Executive shall enter into the Company’s standard stock option agreement which will incorporate the vesting schedule and other terms described in Exhibit C. The Board shall review the aggregate number of stock options granted to the Executive not less frequently than annually in order to determine whether an increase in the number thereof is warranted.

(e)           Fringe Benefits.  In addition to any benefits provided by this Agreement, Executive shall be entitled to participate generally in all employee benefit, welfare and other plans, practices, policies and programs (collectively “Benefit Plans”) and fringe benefits maintained by the Company from time to time on a basis no less favorable than those provided to other similarly-situated executives of the Company.  Executive understands that, except when prohibited by applicable law, the Company’s Benefit Plans and fringe benefits may be amended, enlarged, diminished or terminated prospectively by the Company from time to time, in its sole discretion, and that such shall not be deemed to be a breach of this Agreement.  Executive acknowledges that at present, the Company does not maintain any Benefit Plans and nothing contained herein shall obligate the Company to establish any such plans.

(f)           Paid Time Off.  Executive will be entitled to an initial thirty (30) days of Paid Time Off (“PTO”) per year, administered in accordance with and subject to the terms of the Company’s PTO policy, as it may be amended prospectively from time to time.  Executive is entitled to accrue additional PTO days for any days not taken in the prior year provided that in no event shall Executive be entitled to more than forty five (45) PTO days per any calendar year.

(g)           Reimbursement of Expenses.  The Company will promptly reimburse Executive for all ordinary and reasonable out-of-pocket business expenses that are incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.

4.             Compensation Upon Termination.

(a)           Definition of Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations ” means (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with the Company and has not yet been paid; (ii) to the extent required by law and the Company’s policy, an amount equal to the value of Executive’s accrued but unused PTO days; (iii) the amount of any expenses properly incurred by Executive on behalf of the Company prior to any such termination and not yet reimbursed; (iv) the Annual Bonus related to the most recently completed fiscal year, if not already paid and if the termination is not for Cause (the amount of which shall be determined in accordance with Section 3(b) above); (v) any accrued but unused PTO days; and (vi) any applicable Discretionary Bonus previously awarded, if not already paid and if the termination is not for Cause.  Executive’s entitlement to any other compensation or benefit under any plan or policy of the Company, including but not limited to applicable equity compensation plans, shall be governed by and determined in accordance with the terms of such plans or policies, except as otherwise specified in this Agreement.

(b)           Termination for Cause, By the Executive without Good Reason, or as a Result of Executive’s Disability or Death.

(i)            If Executive’s employment is terminated during the Term either by the Company for Cause or by Executive without Good Reason, or if Executive’s employment terminates as a result of the Executive’s death, the Company will pay the Accrued Obligations to Executive, or his estate, promptly following the effective date of such termination.

(ii)           In case of termination during the Term by the Company as a result of the Executive’s Disability, the Company will pay Executive the Accrued Obligations plus an amount equal to twelve (12) months of Executive’s then-current Base Salary.

(c)           Termination by the Company without Cause or by Executive with Good Reason.  If Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason, during the Term, then:

(i)            The Company will pay the Accrued Obligations to Executive promptly following the effective date of such termination;

(ii)           The Company will pay Executive a total amount equal to thirty six (36) months of Executive’s then current Base Salary, less applicable taxes and deductions; to be made in approximately equal biweekly installments in accordance with the Company’s usual payroll practices over a period of thirty six (36) months beginning after the effective date of the separation agreement described in Section 4(d);

(iii)          The Company will continue to provide medical insurance coverage for Executive and Executive’s family, subject to the requirements of COBRA and subject to Executive’s payment of a premium co-pay related to the coverage that is no less favorable than the premium co-pay charged to active employees of the Company electing the same coverage, for thirty six (36) months from the Separation Date; provided , that the Company shall have no obligation to provide such coverage if Executive fails to elect COBRA benefits in a timely fashion or if Executive becomes eligible for medical coverage with another employer.  In the event the Company does not provide medical insurance coverage to its employees but instead provides for expense reimbursement in connection with the such premiums, the Company will continue to reimburse Execute for such premiums for a period of thirty six (36) months; and

(iv)          That portion of unvested or restricted securities then held by Executive, whether granted herein or subsequently, if any, shall vest and be immediately exercisable as of the date of the employment termination.  All options and shares of restricted stock shall otherwise be subject to the terms and conditions of their respective agreements and with the applicable plan.

(d)           Release of Claims/Board Resignation.  The Company shall not be obligated to pay Executive any of the compensation or provide Executive any of the benefits set forth in Section 4(b)(i) or 4(c) (other than the Accrued Obligations) unless and until Executive has (i) executed a timely separation agreement in a form acceptable to the Company, which shall include a release of claims between the Company and the Executive and may include provisions regarding mutual non-disparagement and confidentiality; and (ii) resigned from the Board, if so requested pursuant to Section 2(e).

(e)           Other Payments or Benefits Owing.  The payments and benefits set forth in this Section 4 shall be in addition to any payments or benefits owing to Executive pursuant to a severance agreement.  Executive shall not be eligible for any other payments, including but not limited to additional Base Salary payments, bonuses, commissions, or other forms of compensation or benefits, except as may otherwise be set forth in this Agreement, other agreements between the Company and Executive, including severance agreements, or in Company plan documents with respect to plans in which Executive is a participant.

(f)            Notwithstanding any other provision with respect to the timing of payments under Section 4, if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” (within the meaning of Code Section 409A, and any successor statute, regulation and guidance thereto) of the Company, then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

5.             Competition.  Executive agrees to sign and return to the Company the Proprietary Information, Inventions, and Competition Agreement (the “Proprietary Information Agreement”) attached hereto as Exhibit B concurrently with the execution of this Agreement.  The parties agree that the obligations set forth in the Proprietary Information Agreement shall survive termination of this Agreement and termination of the Executive’s employment, regardless of the reason for such termination.

6.             Property and Records.  Upon termination of Executive’s employment hereunder for any reason or for no reason, Executive will deliver to the Company any property of the Company which may be in Executive’s possession, including blackberry-type devices, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7.             General.

(a)           Notices.  Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; (iv) by certified or registered mail, return receipt requested, upon verification of receipt, or (v) via facsimile with confirmation of receipt at the Company’s primary facsimile number.  Notices to Executive shall be: (x) sent to the last known address in the Company’s records or such other address as Executive may specify in writing; or (y) via facsimile with confirmation of receipt at the facsimile number provided to the Company by Executive.  Notices to the Company shall be sent to the Company’s Board, or to such other Company representative as the Company may specify in writing.

(b)           Entire Agreement/Modification.  This Agreement, together with the Proprietary Information Agreement attached hereto, and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement (or in a subsequent written modification or amendment executed by the parties hereto) will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)           Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(d)           Assignment and Binding Effect.  The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved.  Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.  This Agreement shall be binding upon Executive, Executive’s heirs, executors and administrators and the Company, and its successors and assigns, and shall inure to the benefit of Executive, Executive’s heirs, executors and administrators and the Company, and its successors and assigns.

(e)           Indemnification.  Executive shall be entitled to the same rights, if any, to indemnification and coverage under the Company’s Directors and Officers Liability Insurance policies as they may exist from time to time to the same extent as other officers and directors of the Company.

(f)            Governing Law.  This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of Texas, without giving effect to conflict of law principles.

(g)           Severability.  The parties intend this Agreement to be enforced as written. However, should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

(h)         Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

8.                Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  For all purposes a signature by fax shall be treated as an original.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first written above.

EXECUTIVE	GENSPERA, INC.

By:
(Signature)		John Farah, Director
Print Name: Craig Dionne

Exhibit A

Exhibit B

Exhibit C

Prior Performance Grant

As partial compensation for services rendered by Executive during 2007 and 2008, the Company shall grant Executive a stock option to purchase 300,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at an exercise price of $1.65 per share (the “Option”). The Option shall be governed by the Company’s 2009 Executive Compensation Plan (the “Plan”).  The Option shall be 100% vested on the Effective Date of this Agreement.  The Option shall have a term of 7 years from date of grant. The vested Performance Options shall remain exercisable for: (i) the remaining term of the option if Executive is no longer employed by the Company as a result of terminated without Cause or with Good Reason.  In the event Executive is no longer employed for any other reason such as death or disability, the terms of the Plan shall govern.  In connection with such grant, the Executive shall enter into the Company’s standard stock option agreement which will incorporate the terms described in this paragraph.

Inducement Grant

As an inducement for entering into the Agreement, Executive shall be granted a stock option to purchase 200,000 shares of Common Stock at an exercise price of $1.65 per share (the “Inducement Option”). The Inducement Option shall be governed by the Plan. .  The Inducement Option shall be 100% vested on the grant date and have a term of 7 years.  The vested Performance Options shall remain exercisable for: (i) the remaining term of the option if Executive is no longer employed by the Company as a result of terminated without Cause or with Good Reason.  In the event Executive is no longer employed for any other reason such as death or disability, the terms of the Plan shall govern.   In connection with such grant, the Executive shall enter into the Company’s standard stock option agreement which will incorporate the terms described in this paragraph.

Performance Grant

The Company shall grant Executive a stock option to purchase 500,000 shares of Common Stock at an exercise price of $1.65 per share (the “Performance Option”). The Performance Option shall be governed by the Plan.  For so long as the Executive is an employee of the Company, the Performance Option shall vest, if at all, upon the following milestones being achieved:

•
150,000 upon: (i) the Company’s Common Stock becoming listed on a national exchange or on the Over-the-Counter Bulletin Board; and (ii) the enrollment of the first patient in a Phase 1 clinical trial for G-202.

•
200,000 upon: (i) enrollment of first patient in a second Phase 1 clinical trial; (ii) enrollment of first patient in a Phase II clinical trial or an expanded cohort in a Phase 1B clinical trial;  or (iii) enrollment of tenth patient in a Phase II clinical trial or in an expanded cohort in a phase 1B clinical trial.

•
150,000 upon an additional: (i) enrollment of first patient in a second Phase 1 clinical trial; (ii) enrollment of first patient in a Phase II clinical trial or an expanded cohort in a Phase 1B clinical trial;  or (iii) enrollment of tenth patient in a Phase II clinical trial or in an expanded cohort in a phase 1B clinical trial. (for purposes of clarity, these milestones are in additional to those required for the vesting of options to purchase 200,000 shares of Common Stock as contained in the paragraph immediately above)

Subject to any applicable acceleration provisions contained in this Agreement or the Severance Agreement, upon termination of Executive’s employment with the Company, Executive’s rights to any portion of the Performance Option that has not yet vested as of the date of such termination shall not vest and all of Executive’s rights to such unvested portion of the Option shall terminate.  In the event of a Change of Control (as such term is defined in the Plan), the entire Option shall vest and become immediately exercisable. The Option shall have a term of 7 years from date of grant.  The vested Performance Options shall remain exercisable for: (i) the remaining term of the option if Executive is no longer employed by the Company as a result of terminated without Cause or with Good Reason.  In the event Executive is no longer employed for any other reason such as death or disability, the terms of the Plan shall govern.  In connection with such grant, the Executive shall enter into the Company’s standard stock option agreement which will incorporate the foregoing vesting schedule and other terms described in this section.